Exhibit 5.1

Tel-Aviv, July 15, 2015
Our file: 220041/104

RADA Electronic Industries Ltd.
7 Giborei Israel Blvd.
Netanya, 4250407
Israel

Ladies and Gentlemen,

Re: Underwritten Public Offering

We have acted as counsel to RADA Electronic Industries Ltd., an Israeli corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (File No. 333-204695) (as amended through the date hereof, the “Registration Statement”) pertaining to the issuance and sale by the Company of ordinary shares, par value $0.015 per share (the “Shares”), with a proposed maximum aggregate offering price of $9,775,000, including Shares issuable upon the exercise of an option granted by the Company to the underwriters to purchase additional shares. The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Chardan Capital Markets, LLC, the form of which is being filed on even date herewith as Exhibit 1.1 to the Registration Statement.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the Laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that: the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully,
/s/ S. Friedman & Co.